SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No.   )

        Filed by the Registrant  [ X ]

        Filed by a Party other than the Registrant  [   ]

        Check the appropriate box:

        [   ]Preliminary Proxy Statement   [   ]Confidential, for
                                                Use of the Commission
                                                Only (as Permitted by
                                                Rule 14a-6(e)(2))
        [ X ]Definitive Proxy Statement

        [   ]Definitive Additional Materials

        [   ]Soliciting Material Pursuant to Section 240.14a-11(c) or
             Section 240.14a-12

                              THERMO FIBERTEK INC.
                              --------------------
                  (Name of Registrant as Specified in Charter)



                     --------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

        Payment of Filing Fee (Check the appropriate box):

        [ X ]No fee required.

        [   ]Fee computed on table below per Exchange Act Rules
             14a-6(i)(4) and 0-11.
             (1) Title of each class of securities to which transaction applies: ______________________________________________
             (2) Aggregate number of securities to which transaction applies: ______________________________________________
                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  _________________________
             (4)  Proposed maximum aggregate value of transaction: ______
             (5)  Total fee paid: _______________________________________

        [   ]Fee paid previously with preliminary materials.

        [   ]Check box if any part of the fee is offset as provided by
             Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the
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





             previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             (1)  Amount Previously Paid: _______________________________
             (2)  Form, Schedule or Registration Statement No.: _________
             (3)  Filing Party: _________________________________________
             (4)  Date Filed: ___________________________________________

        Notes:
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


















        THERMO FIBERTEK INC.
        81 Wyman Street, Post Office Box 9046, Waltham, MA  02254-9046



        April 29, 1997

        Dear Stockholder:

             The enclosed Notice calls the 1997 Annual meeting of the Stockholders of Thermo Fibertek Inc. I respectfully request all Stockholders attend this meeting, if possible.

             Our Annual Report for the year ended December 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

             Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

             I would appreciate your immediate attention to the mailing of this proxy.

                                           Yours very truly,





                                           WILLIAM A. RAINVILLE
                                    President and Chief Executive Officer
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












        THERMO FIBERTEK INC.
        81 Wyman Street, Post Office Box 9046, Waltham, MA  02254-9046



                                                     April 29, 1997


        To the Holders of the Common Stock of
             THERMO FIBERTEK INC.

        NOTICE OF ANNUAL MEETING

             The 1997 Annual Meeting of the Stockholders of Thermo Fibertek Inc. (the "Corporation") will be held on Monday, June 2, 1997, at 8:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the meeting is to consider and take action upon the following matters:

        1.   Election of five directors.

        2. A proposal, recommended by the Board of Directors, to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.01 par value, from 75 million shares to 150 million shares.

        3. Such other business as may properly be brought before the meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the meeting is April 7, 1997.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

             This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.
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






                                           SANDRA L. LAMBERT
                                                Secretary
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






        PROXY STATEMENT

             The enclosed proxy is solicited by the Board of Directors of Thermo Fibertek Inc. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 8:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02254-9046. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 2, 1997.

        VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of five directors, constituting the entire Board of Directors and one other matter: a proposal to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.01 par value ("Common Stock"), from 75 million shares to 150 million shares.

             The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

             In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to increase the authorized Common Stock, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of
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        directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. With respect to the management proposal to increase the authorized Common Stock, broker "non-votes" will have the same effect as a vote against the proposal to increase the authorized Common Stock. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

             A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

             The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 61,143,380 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.
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        --PROPOSAL 1--

        ELECTION OF DIRECTORS

             Five directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.
        Nominees For Directors
             Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its majority-owned subsidiary, Thermo Fibergen Inc. ("Thermo Fibergen"), and of its parent company, Thermo Electron Corporation ("Thermo Electron"), a diversified high technology company, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation. Senator Paul E. Tsongas, who served as a director of the Corporation since 1992, passed away in January 1997.

        Dr. Walter J.       Dr. Bornhorst, 56, has been a director of
        Bornhorst           the Corporation since its inception in
                            1991. Since 1994, Dr. Bornhorst has been the chairman of Z Corporation, a developer of rapid prototyping equipment. From the inception of the Corporation to December
                            1992, Dr. Bornhorst was chairman of the
                            board.  He was senior vice president of
                            Thermo Electron from 1985 to 1992.  Dr.
                            Bornhorst is also a director of Thermo
                            Cardiosystems Inc. Dr. Bornhorst is the son-in-law of Dr. George N. Hatsopoulos, a director of the Corporation.
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





        Dr. George N.       Dr. Hatsopoulos, 70, has been a director of
        Hatsopoulos         the Corporation since its inception. Dr.
                            Hatsopoulos has been the chairman of the board and chief executive officer of Thermo
                            Electron since he founded the company in 1956 and was president of Thermo Electron from 1956 to January 1997. Dr. Hatsopoulos is also a director of Photoelectron
                            Corporation, Thermedics Inc., Thermo
                            Electron, Thermo Ecotek Corporation, Thermo
                            Instrument Systems Inc., Thermo Optek
                            Corporation, ThermoQuest Corporation and
                            ThermoTrex Corporation. Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a director, the chief financial officer and a vice president of the Corporation, and is the father-in-law of Dr. Walter J.
                            Bornhorst, a director of the Corporation.

        John N. Hatsopoulos Mr. Hatsopoulos, 62, has been a director, chief financial officer and vice president
                            of the Corporation since its inception.  He
                            has been the president of Thermo Electron
                            since January 1997, the chief financial
                            officer of Thermo Electron since 1988, and
                            was an executive vice president of Thermo
                            Electron from 1986 to 1997.  Mr.
                            Hatsopoulos is also a director of LOIS/USA
                            Inc., Thermedics Inc., Thermo Ecotek
                            Corporation, Thermo Instrument Systems
                            Inc., Thermo Power Corporation, Thermo
                            TerraTech Inc. and ThermoTrex Corporation.
                            Mr. Hatsopoulos is the brother of Dr.
                            George N. Hatsopoulos, a director of the
                            Corporation.
        Donald E. Noble     Mr. Noble, 82, has been a director of the
                            Corporation since January 1992 and chairman of the board since December 1992. From 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid
                            Incorporated, first with the title of
                            president and then as the chairman of the board. Mr. Noble is also a director of Thermo Electron, Thermo Power Corporation,
                            Thermo Sentron Inc. and Thermo TerraTech
                            Inc.
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





        William A.          Mr. Rainville, 55, has been president and
        Rainville           chief executive officer of the Corporation
                            since its inception and a director since
                            January 1992.  From 1984 until January
                            1993, Mr. Rainville was the president and chief executive officer of Thermo Web
                            Systems Inc., a subsidiary of the
                            Corporation.  He has been a senior vice
                            president of Thermo Electron since March
                            1993 and was a vice president from 1986 to 1993. Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibergen
                            Inc., Thermo TerraTech Inc. and Thermo
                            Remediation Inc.


        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Mr. Noble (Chairman) and Dr. Bornhorst. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Noble (Chairman) and Dr. Bornhorst. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met six times, the Audit Committee met once and the Human Resources Committee met five times during fiscal 1996. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he served held during fiscal 1996.

        Compensation of Directors

        Cash Compensation

             Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $5,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Beginning in January 1997, the non-employee chairman of the board receives an additional meeting fee for his service equal to $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone. Payment of directors'
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        fees is made quarterly.  Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

        Deferred Compensation Plan

             Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock on the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock are currently reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to 10,119.76 shares of Common Stock were accumulated under the Deferred Compensation Plan.

        Directors Stock Option Plan

             The Corporation's directors stock option plan (the "Directors Plan"), provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional
        compensation for their service as directors.   Commencing in
        1997, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

             Prior to 1996, the Directors Plan provided for the grant of stock options upon a director's initial appointment. Outside directors appointed before the amendment of the plan received an option to purchase 40,000 shares of Common Stock upon their
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        initial appointment or election.  Options granted prior to 1996 are immediately exercisable, and are subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. Such repurchase rights lapse ratably over a five-year period, commencing with the first anniversary of the grant date. These options expire on the seventh anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

             Outside directors first appointed or elected during 1996 were automatically granted options to purchase 8,000 shares of Common Stock upon their election or appointment under this provision of the Directors Plan. These options are exercisable six months after the date of grant, and are subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. Such repurchase rights lapse in their entirety on the first anniversary of the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date. The grant of options upon a director's appointment was discontinued after December 31, 1996, pursuant to the terms of the plan, as amended.

             Commencing with the Annual Meeting of Stockholders to be held in 1997, outside directors will receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

             In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter
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        during the duration of the Plan.  The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each eligible outside director will receive an option to purchase 1,500 shares of the common stock of the Corporation's majority-owned subsidiary, Thermo Fibergen Inc., at the close of business on the date of the 1997 Annual Meeting of Stockholders.

             The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1997, an aggregate of 675,000 shares of Common Stock had been reserved for issuance under the Directors Plan, options to purchase 189,525 shares of Common Stock were outstanding, options to purchase 96,000 shares had been exercised, no options had lapsed and 389,475 shares of Common Stock were available for grant under the Directors Plan.

        Stock Ownership Policies for Directors

             During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

             In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after
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        deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

        STOCK OWNERSHIP

             The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and the Corporation's majority-owned subsidiary, Thermo Fibergen Inc. ("Thermo Fibergen"), as of March 1, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and
        (iv) all directors and executive officers as a group.

             While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.









        Name                         Thermo Fibertek (2) Thermo Electron (3)Thermo Fibergen (4)

        Thermo Electron Corporation  53,524,307          N/A                N/A
        (5)
        Jan-Eric Bergstedt (6)           67,980              20,691             20,250

        Walter J. Bornhorst             168,825               9,415              0

        George N. Hatsopoulos           191,910           3,512,279            20,200

        John N. Hatsopoulos             119,155             526,768            20,000

        Edwin D. Healy                  205,806              56,624            10,000

        Bruno Lamort de Gail            202,500                 550            10,000

        Donald E. Noble                 114,250              54,701             4,000

        William A. Rainville (6)        517,894             252,294            41,500

        Edward J. Sindoni               221,695              46,026            10,000

        All directors and current
        executive officers as a       2,108,566           4,658,839           150,750
        group (11 people)




         (1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and Thermo Fibergen beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

        (2) The shares of Common Stock shown in the table reflect a three-for-two split of such stock effected in June 1996 in the form of a 50% stock dividend. Shares beneficially owned by Mr. Bergstedt, Dr. Bornhorst, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Lamort de Gail, Mr. Noble, Mr. Rainville, Mr. Sindoni and all directors and executive officers as a group include 64,500, 168,825, 157,910, 97,200, 202,500, 202,500,
        95,850, 495,000, 202,500 and 1,977,035 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Noble and all directors and executive officers as a group include 5,715 shares that had been allocated through March 1, 1997, to Mr. Noble's account maintained under the Corporation's Deferred Compensation Plan for directors. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 3.3% of the Common Stock outstanding as of such date.
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






        (3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Bergstedt, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Noble, Mr. Rainville, Mr. Sindoni and all directors and executive officers as a group include 19,650, 1,499,500, 429,685, 46,725,
        9,375, 205,648, 28,350 and 2,374,261 shares, respectively, that such person or members of the group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and executive officers as a group include 2,164, 1,934 and 5422 full shares, respectively, allocated through March 1, 1997 to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Mr. Noble and all directors and executive officers as a group each include 41,911 shares allocated through March 1, 1997, to Mr. Noble's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his' spouse, 168,750 shares held by a QTIP trust of which his spouse is the trustee, 39,937 shares held by a family trust of which his spouse is the trustee, and 153 shares allocated to the account of his spouse maintained pursuant to the ESOP. Shares beneficially owned by Mr. Lamort de Gail include 550 shares held by his daughter. Except for Dr. G. Hatsopoulos, who beneficially owned 2.3% of the Thermo Electron common stock outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and executive officers as a group beneficially owned approximately 3% of the Thermo Electron common stock outstanding as of March 1, 1997.

        (4) Shares of the common stock of Thermo Fibergen beneficiary owned by Mr. Bergstedt, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Lamort de Gail, Mr. Rainville, Mr. Sindoni and all directors and executive officers as a group include 19,500, 20,000, 20,000, 10,000, 10,000, 40,000, 10,000 and 144,500
        shares, respectively, that such person or members of the group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Bergstedt include 750 shares owned by his spouse. No director or executive officer beneficially owned more than 1% of such common stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned less than 1% of the Thermo Fibergen common stock outstanding as of such date.

        (5) Includes 1,888,122 shares Thermo Electron has the right to acquire within 60 days of March 1, 1997, through the conversion of a convertible note of the Corporation issued to Thermo Electron on February 22, 1994. Thermo Electron beneficially
PAGE
        owned 84% of the Common Stock outstanding as of March 1, 1997. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

        (6) As of March 1, 1997, Mr. Bergstedt and Mr. Rainville beneficially owned 750 and 1,500 redemption rights, respectively, issued by Thermo Fibergen. The redemption rights beneficially owned by Mr. Bergstedt are held by his spouse. Each of these rights, issued in a public offering in September 1996, permits the holder to sell one share of Thermo Fibergen common stock back to Thermo Fibergen at certain periods in the future at a price of $12.25 per share.
        Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except
        in the following instances.   Thermo Electron filed eight Forms 4
        late, reporting a total of 76 transactions, consisting of 65 open market purchases, seven transactions associated with the exercise of options to purchase the Common Stock granted to employees under Thermo Electron's stock option program and the expiration without exercise of two such options.


        EXECUTIVE COMPENSATION

        NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect a three-for-two stock splits distributed in June 1996 with respect to the Common Stock and the common stock of Thermo Electron, each in the form of a 50% stock dividend.

        Summary Compensation Table

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officer (the "named executive officers") for the last three fiscal years.

             The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron.
PAGE

        Accordingly, the compensation for these individuals is not reported in the following table.







                                 Summary Compensation Table






                                                             Long Term
                                                            Compensation
                                                             Securities
                                                             Underlying
                                                            Options (No.
             Name and     Fiscal   Annual Compensation       of Shares    All Other
            Principal      Year    Salary       Bonus           and     Compensation
             Position                                        Company(1)      (2)


        William A.        1996     $102,500     $95,500     40,000(TFG)   $17,558(4)
        Rainville (3)
          President and   1995      $97,500    $110,000         --        $15,870
        Chief
         Executive        1994      $91,000     $86,500         --        $16,269
        Officer


        Bruno Lamort de   1996      999,938Fr.  290,000 Fr. 10,000(TFG)   241,112Fr.
        Gail (5)
          Vice President  1995      925,060Fr.  309,000 Fr.     --        252,564Fr.

                          1994      875,751Fr.  257,000Fr.      --        196,859Fr.


        Edwin D. Healy    1996     $184,000     $44,000        900(TMO)    $9,136
        (6)
          Vice President                                    10,000(TFG)

                          1995     $176,000     $88,300        600(TMO)    $5,851

                          1994     $168,000     $75,500     45,225(TMO)    $9,240


        Jan-Eric O.       1996     $145,000     $76,500     15,000(TFT)    $5,344
        Bergstedt (7)

          Vice President                                     7,650(TMO)

                                                            19,500(TFG)

                          1995     $136,000     $75,600     22,500(TFT) $6,750

                                                             7,500(TMO)


        Edward J. Sindoni 1996     $151,500     $68,700      2,250(TMO) $15,997
        (6)
          Vice President                                    10,000(TFG)

                          1995     $145,500     $79,500      2,250(TMO) $15,122


                          1994     $140,000     $48,000     24,750(TMO) $14,416




        (1) Options to purchase Common Stock of the Corporation awarded to executive officers are followed by the designation "TFT." In addition, the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron companies from time to time as part of Thermo Electron's stock option program. Options have been granted to the named executive officers during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO) and Thermo Fibergen Inc. (designated in the table as TFG).

        (2) Represents, for Mr. Rainville and Mr. Sindoni, amounts contributed to their respective accounts under the Corporation's profit-sharing plan. Represents, for Mr. Healy, amounts contributed to his account under the profit-sharing plan maintained by Fiberprep Inc., a subsidiary of the Corporation. Represents, for Mr. Lamort de Gail, amounts contributed for his account under the retirement and profit-sharing plans maintained by E. & M. Lamort, S.A. ("Lamort"), the Corporation's French subsidiary. Represents, for Mr. Bergstedt, the amount of matching contributions made by his employer to his account under the Thermo Electron 401(k).

        (3) Mr. Rainville is a senior vice president of Thermo Electron, as well as the president and chief executive officer of the Corporation. A portion of Mr. Rainville's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Rainville represents the amount paid by the Corporation and all other sources solely for Mr. Rainville's services as chief executive officer of the Corporation. For 1996, 1995 and 1994, 50%, 50% and 50%, respectively, of Mr. Rainville's annual cash compensation (salary and bonus) was allocated to the Corporation for his service as the Corporation's chief executive officer.
        In addition, Mr. Rainville has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.
PAGE

        (4) In addition to the matching contribution referred to in footnote (2), such amount includes $1,313 of compensation attributable to an interest-free loan provided to Mr. Rainville pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

        (5) Mr. Lamort de Gail is a citizen of France and all compensation received by him is paid in French francs. Translated into U.S. dollars using the average exchange rates for 1996, 1995 and 1994, Mr. Lamort de Gail received annual salary of $196,587, $184,364 and $157,285, respectively, annual bonuses of $57,014, $61,584 and $46,157, respectively, and aggregate contributions under Lamort's retirement plans of $47,403, $50,336 and $35,356, respectively.

        (6) Mr. Healy and Mr. Sindoni were all appointed executive officers of the Corporation on June 2, 1994. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in 1994 to these individuals for service in all capacities to the Corporation.

        (7) Mr. Bergstedt was appointed an executive officer of the Corporation in September 1995. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in 1995 to Mr. Bergstedt for service in all capacities to the Corporation. Mr. Bergstedt was not an employee of the Corporation prior to 1995.

        Stock Options Granted During Fiscal Year 1996

             The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

             Mr. Rainville is a senior vice president of Thermo Electron and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.
PAGE




                               Stock Options Granted in Fiscal 1996


                                                                            Potential
                                              Percent                       Realizable
                                                 of                      Value at Assumed
                                               Total                      Annual Rates of
                                              Options                          Stock
                                              Granted                   Price Appreciation
                               Number of               Exercise                 for
                               Securities               Price             Option Term (2)
                               Underlying    Employees   Per    Expira-
                                 Options         in              tion
                Name           Granted (1)     Fiscal   Share    Date       5%       10%
                                               Year

        William A. Rainville 20,000 (TFG)      3.5%(4)   $10.00 08/14/08 $159,200  $427,600

                             20,000 (TFG) (3)  3.5%(4)   $10.00 08/14/08 $159,200  $427,600

        Bruno Lamort De Gail 10,000 (TFG)      1.8%(4)   $10.00 09/11/08  $79,600  $213,800

        Edwin D. Healy          900 (TMO)      0.1%(4)   $42.79 05/22/99   $6,066   $12,744

                             10,000 (TFG)      1.8%(4)   $10.00 09/11/08  $79,600  $213,800

        Jan-Eric Bergstedt   15,000 (TFT)     17.6%(4)   $10.75 12/10/03  $65,700  $153,000

                                150 (TMO)      0.1%(4)   $42.79 05/22/99   $1,011    $2,124

                              7,500 (TMO)      0.5%(4)   $37.98 03/11/08 $226,725  $609,150

                              7,500 (TFG)      1.3%(4)   $13.50 12/10/03  $41,250   $96,075

                             12,000 (TFG)      2.1%(4)   $10.00 09/11/08  $95,520  $256,560

        Edward J. Sindoni     2,250 (TMO)      0.1%(4)   $42.79 05/22/99  $15,165   $31,860

                             10,000 (TFG)      1.8%(4)   $10.00 09/11/08  $79,600  $213,800



        1) All of the options granted during the fiscal year are immediately exercisable. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

        (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses
        associated with the exercise.   Actual gains, if any, on stock
        option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

        (3) These options granted to Mr. Rainville are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

        (4) These options were granted under stock option plans maintained by Thermo Electron companies and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

        STOCK OPTIONS EXERCISED DURING FISCAL 1996 and Fiscal Year-End

        Option Values

             The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief
PAGE
        executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.







         Aggregated Option Exercises In Fiscal 1996 And
         Fiscal 1996 Year-End Option Values


                                                            Number of
                                                           Unexercised
                                                           Options at
                                         Shares               Fiscal          Value of
                                        Acquired             Year-End        Unexercised
                                           on     Value   (Exercisable/     In-the-Money

                Name           Company  Exercise Realized Unexercisable)(1)    Options


        William A. Rainville Thermo        --      --       495,000 /0         $2,686,500/--
        (2)                  Fibertek

                             Thermo        --      --        40,000 /0  (3)       $30,000/--
                             Fibergen

        Bruno Lamort de Gail Thermo        --      --       202,500 /0  (4)    $1,073,250/--
                             Fibertek

                             Thermo        --      --        10,000 /0              7,500/--
                             Fibergen


        Edwin D. Healy       Thermo        --      --       202,500 /0  (4)      $931,500/--
                             Fibertek

                             Thermo        9,774 $280,269    46,725 /0  (4)      $808,709/--
                             Electron

                             Thermo        --      --        10,000 /0  (5)        $7,500/--
                             Fibergen


        Jan-Eric Bergstedt   Thermo        --      --        64,500 /0            $76,950/--
                             Fibertek

                             Thermo        --      --        19,650 /0           $143,220/--
                             Electron

                             Thermo        --      --        19,500 /0             $9,000/--
                             Fibergen


        Edward J. Sindoni    Thermo        --      --       202,500 /0  (4)    $1,073,250/--
                             Fibertek

                             Thermo        5,624 $142,395    28,350 /0  (4)      $454,088/--
                             Electron

                             Thermo        1,500 $18,750        --  /--                --/--
                             Ecotek

                             Thermo        --      --        10,000 /0  (5)        $7,500/--
                             Fibergen

                             ThermoTrex      900 $37,958        -- /--                 --/--



        (1) The shares of the common stock shown in the table have been adjusted to reflect a three for-two stock split with respect to the common stock of Thermo Ecotek distributed in October 1996 in the form of a 50% stock dividend. All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

        (2) Mr. Rainville has served as an officer of Thermo Electron in various capacities since 1986 and holds other unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

        (3) Options to purchase 20,000 shares of the common shares of the common stock of Thermo Fibergen granted to Mr. Rainville are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

        (4)  Options to purchase 180,000, 45,000,  67,500 and 45,000 shares of the Corporation's Common Stock held by Mr. Rainville, Mr. Lamort de Gail, Mr. Healy and Mr. Sindoni, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the Corporation lapse ratably on the second through sixth anniversaries of the option grant date and shares purchased upon exercise thereof are further restricted from resale until such executive officer's retirement.

        (5) Options to purchase 45,000 and 22,500 shares, respectively, of the common stock of Thermo Electron granted to Mr. Healy and
PAGE

        Mr. Sindoni are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.
        Defined Benefit Retirement Plan
             The Corporation's Auburn, Massachusetts subsidiary, Thermo Web Systems Inc., maintains a defined benefit retirement plan (the "Retirement Plan") for eligible U.S. employees. The following table sets forth the estimated annual benefits payable under the Retirement Plan upon retirement to employees of the subsidiary in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. This limit is currently $150,000 per year.










                                           Years of Service

          Annual Compensation     15      20      25       30      35

        $100,000               $26,250 $35,000 $43,750  $48,125 $48,125

        $125,000               $32,813 $43,750 $54,688  $60,156 $60,156

        $150,000               $39,375 $52,500 $65,625  $72,188 $72,188



             Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of the average monthly compensation of such employee before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five years of highest compensation in the ten-year period preceding retirement. For 1996, the compensation recognized for plan purposes for Mr. Rainville and Mr. Sindoni was [$150,000 and $145,500] respectively. The estimated credited years of service recognized under the Retirement Plan for Mr. Rainville and Mr. Sindoni is 30 and 22, respectively, assuming retirement at age
        65. Mr. Healy, Mr. Lamort de Gail and Mr. Bergstedt are not entitled to receive any benefits under the Retirement Plan. No benefits under the Retirement Plan vest for an employee until after five years of participation, at which time they become fully vested. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection.
        Severance Agreements

             In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of
PAGE
        control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of December 28, 1996, Mr. Rainville would have received approximately $415,000.

             In connection with the acquisition of E. & M. Lamort, S.A., the Corporation entered into a noncompetition agreement with Mr. Lamort de Gail. Pursuant to this agreement, if Mr. Lamort de Gail's employment is terminated prior to his normal retirement age of 65, in consideration of Mr. Lamort de Gail's agreement not to compete with the Corporation for three years after such termination, the Corporation has agreed to pay Mr. Lamort de Gail an aggregate of 3,500,000 French Francs ($612.850 at the applicable exchange rate on March 1, 1997), payable in 36 equal monthly installments. Installments payable to Mr. Lamort de Gail after his 60th birthday will be reduced by 20% in each year thereafter and no installments will be payable to Mr. Lamort de Gail after his 65th birthday. In the event that Mr. Lamort de Gail voluntarily resigns from the Corporation, amounts payable under this agreement will be reduced by one-third.

        COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PAGE

        Executive Compensation

             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

             External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its U.S.-based executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Paper Products Industry Group.

             Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

             The process for determining each of these elements for the Corporation's executive officers is outlined below.

        Base Salary

             Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are
PAGE
        adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

        Cash Bonus

             The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for U.S.-based executives and local market data for executives who are based outside of the U.S. and are not U.S. citizens. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives depending on their roles and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to fiscal 1996 performance in each instance exceeded the median potential bonus.

        Stock Option Program
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






             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

             The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent company, Thermo Electron, its majority-owned subsidiary, Thermo Fibergen, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

             Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which include a subjective assessment by the Committee of the value of the executive's future potential with the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made in 1996 to the named executive officers with respect to the common stock of the Corporation's parent, Thermo Electron, and the Corporation's majority-owned subsidiary, Thermo Fibergen, were determined by the human resources committee of the board of directors of the granting company using a similar analysis.

        Stock Ownership Policies
PAGE

             During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

             In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1996, Mr. Rainville, the Corporation's chief executive officer, received a loan in the principal amount of $118,104 under this plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

             The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.
        Policy on Deductibility of Compensation
             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executive in excess of $1 million, unless the compensation qualified as "performance based" or is otherwise exempt from
        Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

        1996 CEO COMPENSATION

             Cash compensation for Mr. William A. Rainville is reviewed by both the Committee and the human resources committee of the
PAGE
        board of directors of Thermo Electron, due to Mr. Rainville's responsibilities as both the Corporation's chief executive officer and as a senior vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Rainville's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Rainville is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Rainville's bonus for 1996 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Rainville's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Rainville's compensation to be paid by the Corporation.

             In December 1996, the Committee conducted its review of Mr. Rainville's proposed salary for 1997 and bonus for 1996 performance. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Rainville's total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

             In 1996, Mr. Rainville was awarded options to purchase 40,000 shares of the common stock of the Corporation's majority-owned subsidiary, Thermo Fibergen. These options were awarded in connection with Mr. Rainville's position as a director and Chairman of the Board of Thermo Fibergen, and were determined in a manner consistent with awards to other officers, as described above.

        Mr. Donald E. Noble (Chairman)
        Dr. Walter J. Bornhorst
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





        COMPARATIVE PERFORMANCE GRAPH

             The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since November 2, 1992 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Paper Products Industry Group ("DJ Paper").

        Comparison of Total Return Among Thermo Fibertek Inc., the American Stock Exchange Market Value Index and the
        Dow Jones Total Return Index for the Paper Products Industry Group from November 2, 1992 to December 27, 1996

        GRAPH APPEARS HERE

             The total return for the Corporation's Common Stock (TFT), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Paper Products Industry Group (DJ Paper) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TFT."

        RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the
PAGE

        Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third
PAGE
        parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services in calendar 1996. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $1,922,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

             The Corporation and Thermo Electron have a tax allocation agreement under which the Corporation and its subsidiaries are included in the consolidated federal and state income tax returns filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Corporation will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Corporation had filed separate tax returns. In years in which these entities incur a loss, Thermo Electron will reimburse the Corporation the amount that the Corporation would have received if it had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below
PAGE

        80%, the Corporation would be required to file its own income tax returns. In 1996, the Corporation paid Thermo Electron approximately $12,625,000 under the tax allocation agreement.

             From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1996, these transactions included the following.

             The Corporation's Thermo Fiberprep subsidiary purchased approximately $102,000 of mesh screens, used in its pulp screening and cleaning systems, from Thermo Electron in 1996.

             In December 1994, Thermo Electron subcontracted with the Corporation's Fiberprep subsidiary to supply approximately $16,000,000 in equipment and services over a two-year period for an office wastepaper and de-inking facility. Thermo Electron is the primary contractor on the construction of such facility. The Corporation recorded revenues of $1,876,000 under this subcontract in 1996.

             Thermo Electron owned approximately 84% of the Corporation's outstanding Common Stock on December 28, 1996. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made in the open market, directly from the Corporation or pursuant to conversion of the Corporation's 3.5% Subordinated Convertible Note due August 1, 1997 held by Thermo Electron.

             As of December 28, 1996, $75,566,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

             As of December 28, 1996, the Corporation owed Thermo
        Electron an aggregate of $17,609,000.
PAGE

        Stock Holding Assistance Plan

             In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of common stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Rainville received a loan in the principal amount of $118,104 under this plan to purchase 10,000 shares. The loan to Mr. Rainville is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Human Resources Committee of the Corporation's Board of Directors.

        - PROPOSAL 2 -

        PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

             The Board of Directors has determined that it is advisable to increase the Corporation's authorized Common Stock from 75 million shares to 150 million shares, and has voted to recommend that the Stockholders adopt an amendment to the Corporation's Certificate of Incorporation effecting the proposed increase.

             As of March 1, 1997, approximately 61.2 million shares of Common Stock were issued and outstanding (excluding treasury shares), after giving effect to a three-for-two stock split of the Common Stock distributed in June 1996 in the form of a 50% stock dividend, and approximately an additional 8.3 million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Corporation's various stock-based plans. Accordingly, a total of approximately 5.5 million shares of Common Stock are available for future issuance.

             The Board of Directors believes it continues to be in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financing, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Corporation's Certificate of Incorporation and the delay and expense incurred in holding special meetings of the Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Corporation to issue any new shares of its Common Stock. The Board of Directors
PAGE
        believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

             No further authorization by vote of the Stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock Exchange or any stock exchange on which the Corporation's shares may then be listed. The issuance of additional shares of Common Stock may have a dilutive effect on the Corporation's current Stockholders. The Stockholders of the Corporation do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Corporation's securities.

             Thermo Electron, which owned approximately 84]% of the outstanding voting stock of the Corporation on April 7, 1997, has sufficient votes to approve the amendment and has indicated its intention to vote for the approval of the amendment.

             The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve the amendment to the Corporation's Certificate of Incorporation to effect the proposed increase in the Corporation's authorized shares. The Board of Directors considers this amendment to be advisable and in the best interests of the Corporation and its Stockholders and recommends that you vote FOR approval of the amendment. If not otherwise specified, proxies will be vote FOR approval of this amendment.

        APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

        OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

        STOCKHOLDER PROPOSALS
PAGE

             Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 2, 1998.

        SOLICITATION STATEMENT

             The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



        Waltham, Massachusetts
        April 29, 1997
PAGE

        FORM OF PROXY

        THERMO FIBERTEK INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

             The undersigned hereby appoints John N. Hatsopoulos, Jonathan W. Painter and William A. Rainville, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Fibertek Inc., a Delaware corporation (the "Company"), to be held on Monday, June 2, 1997, at 8:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 7, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


        (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                       Please mark your
        [   x   ]      votes as in this
                       example.

        1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

                  FOR       [    ]         WITHHELD  [    ]


        FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

        Nominees: Walter J. Bornhorst, George N. Hatsopoulos, John N. Hatsopoulos, Donald E. Noble and William A. Rainville.

        2.   Approve proposal to amend the Company's
             Certificate of Incorporation to increase the Company'sauthorized shares of Common Stock from 75 millionshares to 150 million shares.

                   FOR              AGAINST               ABSTAIN
                  [       ]        [          ]         [         ]

        3. In their discretion on such other matters as may properly come before the Meeting.
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





        The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

        Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

        SIGNATURE(S)___________________   DATE_________________

        Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.